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                         [LETTERHEAD OF US BIOSCIENCE]

Contact:        Robert I. Kriebel
                (800) 898-4404
                                                           FOR IMMEDIATE RELEASE
                                                           =====================

            U.S. BIOSCIENCE ARRANGES $20 MILLION PRIVATE PLACEMENT


WEST CONSHOHOCKEN, PA JANUARY 28, 1999 -- U.S. Bioscience, INc. (AMEX:UBS) today announced the signing of a $20 million private placement agreement with investors lead by Domain Partners IV L.P. a leading health care venture capital fund and Proquest investments L.P., an oncology focused venture capital fund. The agreement calls for U.S. Bioscience to issue to the investors 2,686,728 shares of common stock at a price of $7.44 per share and warrants exercisable for three years, to purchase 537,346 additional shares of common stock at an exercise price of $11.17 per share. The shares are being purchase at the average closing price of U.S. Bioscience common stock for the 30-day period ending January 26, 1999. The warrant exercise price is a 50% premiums over that 30-day average closing price. Except in certain change of control situations, the investors have agreed to hold the purchased securities for at least one year. The transaction is expected to be completed when the shares have been approved for listing by the AMEX and other closing conditions have been met. following the closing of this transaction, the company will have cash and marketable securities of approximately $60 million.

"We are enthusiastic about our strategic relationship with Domain and Proquest as we believe it will open up additional opportunities to fund expansion of the U.S. Bioscience oncology franchise,"said C. Boyd Clarke, president and CEO of U.S. Bioscience.

U.S. Bioscience, Inc. (http://www.usbio.com), based in West Conshohocken, Pa., is a pharmaceutical company specializing in the development and commercialization of products for patients with cancer and AIDS.

This release contains forward-looking statements which reflect management's current views of future events and operations. These forward-looking statements involve risks and uncertainties, including business, financial and market conditions, and other factors that could cause actual results to differ materially from those anticipated in any forward-looking statement. Additional information on factors that could cause such changes is contained in the company's Securities and Exchange Commission filings, copies of which are available form the company without charge.

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